     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1994

                                                       REGISTRATION NO. 33-53671
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                ALZA CORPORATION
             (Exact name of registrant as specified in its charter)

         DELAWARE               77-0142070
      (State or other        (I.R.S. Employer
      jurisdiction of         Identification
     incorporation or              No.)
       organization)

                       950 Page Mill Road, P.O. Box 10950
                        Palo Alto, California 94303-0802
                                 (415) 494-5000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                BRUCE C. COZADD
                   Vice President and Chief Financial Officer
                                ALZA Corporation
                       950 Page Mill Road, P.O. Box 10950
                        Palo Alto, California 94303-0802
                                 (415) 494-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

           WITH COPIES OF ALL ORDERS, NOTICES AND COMMUNICATIONS TO:

      SARAH A. O'DOWD, Esq.            WILLIAM H. HINMAN, JR., Esq.
Heller, Ehrman, White & McAuliffe          Shearman & Sterling
      525 University Avenue               555 California Street
       Palo Alto, CA 94301               San Francisco, CA 94104
          (415) 324-7000                      (415) 616-1100

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If any of the securities on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 20, 1994
P R O S P E C T U S
                                  $825,000,000

                                     [LOGO]
                     LIQUID YIELD OPTION-TM- NOTES DUE 2014
                          (ZERO COUPON--SUBORDINATED)
                               ------------------

    The issue price of each Liquid Yield Option-TM- Note ("LYON"-TM-) to be issued by ALZA Corporation, a Delaware corporation ("ALZA"), will be $
( % of principal amount at maturity) (the "Issue Price"), and there will be no periodic payments of interest. The LYONs will mature on July , 2014. The
Issue Price of  each LYON represents  a yield to  maturity of       % per  annum
(computed on a semi-annual bond equivalent basis) calculated from July , 1994. The LYONs will be subordinated to all existing and future Senior Indebtedness of ALZA, the principal amount of which as of May 31, 1994 was $1.7 million, excluding ALZA's $249.3 million principal amount of outstanding commercial paper, which will be retired with a portion of the proceeds from the sale of the LYONs. See "Capitalization" and "Description of LYONs -- Subordination of LYONs."

    Each LYON will be convertible at the option of the Holder at any time on or prior to maturity, unless previously redeemed or otherwise purchased by ALZA. Upon conversion, ALZA may elect to deliver Common Stock, par value $.01 per
share  (the "Common Stock"), of ALZA at a conversion rate of          shares per
LYON (the "Conversion Rate") or cash equal to the market value of the shares of Common Stock into which the LYONs are convertible. The Conversion Rate will not be adjusted for accrued Original Issue Discount, but will be subject to adjustment upon the occurrence of certain events affecting the Common Stock. Upon conversion, the Holder will not receive any cash payment representing accrued Original Issue Discount; such accrued Original Issue Discount will be deemed paid by the Common Stock or cash received on conversion. See "Description of LYONs -- Conversion Rights." On June 16, 1994, the last reported sale price of the Common Stock on the New York Stock Exchange was $26 1/4 per share.

    LYONs will be purchased by ALZA, at the option of the Holder, as of July , 1999, July , 2004 and July , 2009 (each, a "Purchase Date") for a Purchase
Price per LYON of $         , $         and $         (Issue Price plus  accrued
Original Issue Discount to such Purchase Date), respectively, representing a yield per annum to the Holder on each such Purchase Date of % (computed on a semi-annual bond equivalent basis). Subject to certain conditions, ALZA, at its option, may elect to pay the Purchase Price as of any particular Purchase Date in cash or shares of Common Stock, or in any combination thereof. See "Description of LYONs -- Purchase of LYONs at the Option of the Holder." In addition, as of 35 business days after the occurrence of any Change in Control of ALZA occurring on or prior to July , 1999, ALZA will also purchase for cash any LYON, at the option of the Holder, for a Change in Control Purchase Price equal to the Issue Price plus accrued Original Issue Discount to the date set for such purchase. See "Description of LYONs -- Change in Control Permits Purchase of LYONs at the Option of the Holder."

    The LYONs will not be redeemable by ALZA prior to July , 1999. Thereafter, the LYONs are redeemable for cash at any time at the option of ALZA, in whole or in part, at Redemption Prices equal to the Issue Price plus accrued Original Issue Discount to the date of redemption. See "Description of LYONs -- Redemption of LYONs at the Option of ALZA."

    For  a discussion of certain United States federal income tax considerations
for  Holders  of  LYONs,   see  "Certain  United   States  Federal  Income   Tax
Considerations."

    Application has been made to list the LYONs on the New York Stock Exchange.

    SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE LYONS OFFERED HEREBY.
                           --------------------------

THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
 AND  EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES  COMMISSION,  NOR   HAS
 THE   SECURITIES   AND   EXCHANGE   COMMISSION   OR   ANY   STATE   SECURITIES
  COMMISSION   PASSED    UPON   THE    ACCURACY    OR   ADEQUACY    OF    THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                             PRINCIPAL AMOUNT        PRICE TO          UNDERWRITING        PROCEEDS TO
                                               AT MATURITY            PUBLIC           DISCOUNT (1)          ALZA (2)
Per LYON..................................         100%                 %                   %                   %
Total (3).................................     $825,000,000             $                   $                   $

(1) ALZA has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2)  Before deducting expenses payable by ALZA estimated at $400,000.
(3) ALZA has granted the Underwriter an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional $123,750,000 aggregate principal amount at maturity of LYONs on the same terms as set forth above to cover over-allotments, if any. If the option is exercised in full, the total Principal Amount at Maturity, Price to Public, Underwriting Discount and Proceeds to ALZA will be $948,750,000,
     $                , $               and  $               , respectively. See
     "Underwriting."

                           --------------------------

    The LYONs are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, subject to approval of certain legal matters by counsel for the Underwriter and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the LYONs will be made in New York, New York, on or about July , 1994.
-TM- Trademark of Merrill Lynch & Co., Inc.
                           --------------------------
                              MERRILL LYNCH & CO.
                                ---------------
                 The date of this Prospectus is June   , 1994.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE LYONS OFFERED HEREBY OR THE COMMON STOCK OF ALZA, OR BOTH OF THEM, AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

                             AVAILABLE INFORMATION

    ALZA is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Commission at such address. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, such reports, proxy statements and other information concerning ALZA may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

    ALZA has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to ALZA and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which have been filed by ALZA with the Commission, are hereby incorporated by reference in this Prospectus:

        (a) ALZA's Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

        (b) ALZA's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994; and

        (c) The description of the Common Stock contained in ALZA's registration statement on Form 8-A filed May 14, 1992 under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

    All documents filed by ALZA pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Upon written or oral request directed to Corporate and Investor Relations, ALZA Corporation, 950 Page Mill Road, P.O. Box 10950, Palo Alto, California 94303-0802, telephone (415) 494-5222, ALZA will provide, without charge, to any person to whom this Prospectus is delivered, a copy of any document incorporated by reference in this Prospectus (not including exhibits to any such document except to the extent any such exhibits are specifically incorporated by reference in the information incorporated in this Prospectus).

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS INCLUDED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITER'S OVER-ALLOTMENT OPTION IS NOT EXERCISED.

                                      ALZA

    ALZA is the recognized leader in the development of pharmaceutical products based on controlled drug delivery technologies. Since the company's founding in 1968, ALZA's research and development efforts have resulted in a broad range of proprietary therapeutic systems designed to improve the medical value and cost effectiveness of drug compounds by improving efficacy, minimizing side effects and/or providing greater patient compliance. Among the ALZA-developed products commercialized to date by client companies are Procardia XL-R-, for the treatment of both angina and hypertension, Volmax-R- (albuterol), an anti-asthmatic product, and Efidac/24-R-, an over-the-counter nasal decongestant product, all utilizing ALZA's OROS-R- oral therapeutic systems; and Transderm-Nitro-R- for the prevention and treatment of angina, Nicoderm-R-, an aid in smoking cessation, and Duragesic-R- for the management of chronic pain (such as cancer pain), utilizing various transdermal therapeutic systems. Approximately 60 additional products utilizing ALZA therapeutic systems are in various stages of development or clinical evaluation, a number of which are awaiting marketing clearance in the United States and/or other countries. ALZA recently announced United States Food and Drug Administration ("FDA") marketing clearance of two products -- Glucotrol XL-R- and Actisite-R- (tetracycline HCl) periodontal fiber. Glucotrol XL-R-, developed jointly with Pfizer, Inc., is a product for the treatment of diabetes taken orally once a day. Actisite-R-, developed jointly with On-Site Therapeutics, Inc., is the first sustained-release, site-specific drug therapy cleared for marketing in the United States for the treatment of patients with adult periodontitis.

    Most of ALZA's product development activities have been undertaken pursuant to joint development and commercialization agreements, including agreements with many of the world's largest pharmaceutical companies. These agreements normally provide for the pharmaceutical company client to reimburse ALZA for ALZA's costs incurred in product development and clinical evaluation. The client receives marketing rights to the products and ALZA receives royalties on product sales. In some cases, ALZA has rights to co-promote the products developed. In many cases, ALZA manufactures all or a portion of the client's requirements of the product. ALZA's clients often take responsibility for obtaining necessary regulatory approvals and make all marketing and other commercialization decisions regarding the products. Therefore, most of the variables that affect ALZA's royalties and fees are not within ALZA's control. For the year ended December 31, 1993, royalties from sales of Procardia XL accounted for approximately 60% of ALZA's royalties and fees.

    As part of ALZA's Target 2000 strategic plan, ALZA intends to increase significantly the development, manufacturing and marketing of its own products in addition to continuing its client-based business. In furtherance of this goal, ALZA formed Therapeutic Discovery Corporation ("TDC") and distributed "units," consisting of TDC shares and ALZA warrants, as a special dividend to ALZA stockholders in June 1993. TDC was formed to develop and commercialize, most likely through licensing to ALZA, products incorporating ALZA's drug delivery systems with various drug compounds. ALZA contributed $250 million in cash to TDC and will develop products on behalf of TDC under a development contract. ALZA has an option to license each product developed by TDC, and also has an option to purchase all of the TDC shares. The formation of TDC, and the development of products with TDC, are intended to result in a potential pipeline of products for marketing by ALZA.

    With the approval and launch of the Testoderm-R- transdermal therapeutic system for the treatment of testosterone deficiencies in hypogonadal males, ALZA has begun to accelerate its marketing activities. ALZA introduced the Testoderm product in the United States in April 1994 through ALZA Pharmaceuticals, ALZA's sales and marketing group. ALZA Pharmaceuticals also has begun to co-promote the Duragesic transdermal fentanyl system with Janssen Pharmaceutica. With the Testoderm product, the

Duragesic co-promotion activities, other co-promotion arrangements and the opportunity to market the products developed by TDC, ALZA intends to increase its commercialization activities through ALZA Pharmaceuticals while continuing its business of developing products for third party clients.

    ALZA's principal executive offices are located at 950 Page Mill Road, P.O. Box 10950, Palo Alto, California 94303-0802 and its telephone number is (415) 494-5000.

                                  THE OFFERING

LYONs..................................  $825,000,000 aggregate principal amount at maturity
                                          (excluding $123,750,000 aggregate principal amount
                                          at   maturity   subject   to   the   Underwriter's
                                          over-allotment option) of LYONs due July   , 2014.
                                          There will be no periodic interest payments on the
                                          LYONs. Each  LYON  will  have an  Issue  Price  of
                                          $        and a principal amount due at maturity of
                                          $1,000.
Yield to Maturity of LYONs.............  %   per  annum  (computed  on  a  semi-annual  bond
                                          equivalent basis) calculated from July   , 1994.
Conversion Rights......................  Each LYON will be convertible at the option of  the
                                         Holder  at any time on or prior to maturity, unless
                                          previously  redeemed  or  otherwise  purchased  by
                                          ALZA. Upon conversion of a LYON, ALZA may elect to
                                          deliver  shares of  Common Stock,  at a Conversion
                                          Rate of         shares per LYON, or cash equal  to
                                          the  market value  of the  shares of  Common Stock
                                          into  which   the  LYONs   are  convertible.   The
                                          Conversion  Rate will not  be adjusted for accrued
                                          Original Issue Discount,  but will  be subject  to
                                          adjustment  upon the occurrence  of certain events
                                          affecting the Common  Stock. Upon conversion,  the
                                          Holder   will   not  receive   any   cash  payment
                                          representing accrued Original Issue Discount; such
                                          accrued Original  Issue  Discount will  be  deemed
                                          paid  by the Common Stock  or cash received by the
                                          Holder on conversion. See "Description of LYONs --
                                          Conversion Rights."
Subordination..........................  The LYONs will be subordinated in right of  payment to  the prior payment  in full of  all existing and
                                          future Senior Indebtedness of ALZA, the  principal
                                          amount  of  which  as  of May  31,  1994  was $1.7
                                          million, excluding ALZA's $249.3 million principal
                                          amount of outstanding commercial paper, which will
                                          be retired with a portion of the proceeds from the
                                          sale  of  the  LYONs.  See  "Capitalization"   and
                                          "Description of LYONs -- Subordination of LYONs."
Original Issue Discount................  Each  LYON is  being offered  at an  Original Issue
                                         Discount  for  United  States  federal  income  tax
                                          purposes  equal  to  the excess  of  the principal
                                          amount at maturity  over the amount  of the  Issue
                                          Price.  Prospective purchasers of  LYONs should be
                                          aware that,  although there  will be  no  periodic
                                          payments   of  interest  on   the  LYONs,  accrued
                                          Original  Issue  Discount   will  be   includable,
                                          periodically,  in  a  Holder's  gross  income  for
                                          United States federal income tax purposes prior to
                                          conversion,  redemption,   other  disposition   or
                                          maturity   of   such   Holder's   LYONs,   whether

                                          or  not  such  LYONs  are  ultimately   converted,
                                          redeemed,  sold (to ALZA or  otherwise) or paid at
                                          maturity.  See  "Certain  United  States   Federal
                                          Income   Tax  Considerations   --  Original  Issue
                                          Discount."
Sinking Fund...........................  None.
Optional Redemption....................  The LYONs will not be  redeemable by ALZA prior  to
                                          July       ,  1999.   Thereafter,  the  LYONs  are
                                          redeemable for cash at any  time at the option  of
                                          ALZA,  in whole  or in part,  at Redemption Prices
                                          equal to  the Issue  Price plus  accrued  Original
                                          Issue  Discount  to  the date  of  redemption. See
                                          "Description of LYONs  -- Redemption  of LYONs  at
                                          the Option of ALZA."
Purchase at the Option of the Holder...  ALZA  will purchase any LYON,  at the option of the
                                          Holder, as of July  , 1999, July   , 2004 and July
                                            , 2009, for  a Purchase  Price of $            ,
                                          $          and $         (Issue Price plus accrued
                                          Original Issue  Discount to  such Purchase  Date),
                                          respectively, representing a     % yield per annum
                                          to   the  Holder  on  such  date,  computed  on  a
                                          semi-annual  bond  equivalent  basis.  Subject  to
                                          certain exceptions, ALZA, at its option, may elect
                                          to  pay the Purchase Price as of any such Purchase
                                          Date in cash or  Common Stock, or any  combination
                                          thereof.  Because the  Market Price  of any Common
                                          Stock to be delivered in  payment, in whole or  in
                                          part, of the Purchase Price is determined prior to
                                          the  applicable  Purchase Date,  Holders  of LYONs
                                          bear the market risk with respect to the value  of
                                          the Common Stock to be received from the date such
                                          Market  Price is determined to such Purchase Date.
                                          In addition,  as of  35  business days  after  the
                                          occurrence  of  any  Change  in  Control  of  ALZA
                                          occurring on or prior to July   , 1999, ALZA  will
                                          also  purchase for cash any LYON, at the option of
                                          the Holder, for a Change in Control Purchase Price
                                          equal to  the Issue  Price plus  accrued  Original
                                          Issue  Discount to the  Change in Control Purchase
                                          Date. The Change  of Control  purchase feature  of
                                          the  LYONs  may in  certain circumstances  have an
                                          anti-takeover effect. See "Description of LYONs --
                                          Purchase of LYONs at the Option of the Holder" and
                                          "-- Change in Control Permits Purchase of LYONs at
                                          the Option of the Holder."
Use of Proceeds........................  ALZA will use the net proceeds of this offering for
                                         the  retirement  at  maturity  of  all  of   ALZA's
                                          outstanding   commercial   paper,  which   had  an
                                          aggregate principal amount of $249.3 million as of
                                          May 31, 1994, and for general corporate  purposes.
                                          See "Use of Proceeds."
Listing................................  Application  has been made to list the LYONs on the
                                         New  York  Stock  Exchange.  The  Common  Stock  is
                                          currently  traded on  the New  York Stock Exchange
                                          under the symbol "AZA."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
    Set forth below are summary consolidated financial data for ALZA as of the dates and for the periods indicated.


                        THREE MONTHS ENDED MARCH 31,
                                                                                YEARS ENDED DECEMBER 31,
                       ------------------------------ -----------------------------------------------------------------------------
                           1994            1993               1993             1992           1991          1990          1989
                       ------------- ---------------- -------------------- ------------- -------------- ------------- -------------
                                (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS
 DATA:
  Total revenues....... $  68,165    $  69,936(1)     $  234,182(1)        $ 250,519     $  162,349     $ 109,425     $  92,687
  Income (loss) before
   extraordinary item
   and cumulative
   effect of accounting
   change .               15,617        20,769            42,869(2)           72,170        (62,076)(3)    24,654        18,774
  Net income (loss)....    15,617       27,342(4)         45,612(4)(5)        72,170        (62,076)(3)    24,654        18,774
  Income (loss) per
   share before
   extraordinary item
   and cumulative
   effect of accounting
   change .                 0.19          0.26              0.54(2)             0.90          (0.88)(3)      0.35(6)       0.27(6)
  Net income (loss) per
   share...............      0.19         0.34(4)           0.57(4)(5)          0.90          (0.88)(3)      0.35(6)       0.27(6)
BALANCE SHEET DATA:
  Working capital...... $  76,959(7) $ 118,235        $  (87,767)(5)       $ 188,744     $  227,950     $ 335,385     $ 130,329
  Total assets.........   642,384      737,741           621,824             698,381        580,490       530,868       288,447
  Commercial paper.....   249,370           --           249,520                  --             --            --            --
  7 1/2% zero coupon
   convertible
   subordinated
   debentures (5)......        --      233,244                --             228,966        213,220       198,218            --
  5 1/2% convertible
   subordinated
   debentures..........        --           --                --                  --             --        75,000        75,000
  Other long-term
   liabilities.........    32,437       25,141            28,969              22,723         23,607        19,474        10,357
  Stockholders'
   equity..............   320,822(7)(8)   438,311        306,677(8)          407,543        322,854       219,605       186,636
OTHER DATA:
  Ratio of earnings to
   fixed charges (9)...      7.6x         6.6x              3.9x                6.3x             --(10)      6.3x          5.4x
  Pro forma ratio of
   earnings to fixed
   charges.............      6.2x(11)        --             4.9x(11)              --             --            --            --

------------------------------
 (1) Includes approximately $5.0 million ($0.04 per share on an after-tax basis) of one-time investment gains realized on long-term investments liquidated in connection with ALZA's contribution to TDC.
 (2) Includes pre-tax charges and allowances of $28.1 million ($0.23 per share on an after-tax basis) related primarily to manufacturing activities.
 (3) In 1991 ALZA incurred a one-time charge of $101.3 million relating to the purchase of in-process technology in connection with the acquisition of Bio-Electro Systems, Inc., a company acquired by ALZA in early 1992.
 (4) In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). ALZA adopted the provisions of SFAS 109 in its financial statements for the quarter ended March 31, 1993, increasing net income by $6.6 million ($0.08 per share). As permitted by SFAS 109, prior year financial statements have not been restated to reflect the change in accounting method.
 (5) On November 15, 1993 ALZA redeemed all of its outstanding 7 1/2% zero coupon convertible subordinated debentures. In connection with this redemption, ALZA incurred a $3.8 million (net of income taxes) extraordinary refinancing charge. The 7 1/2% zero coupon convertible subordinated debentures were replaced with commercial paper which was classified as short term debt, thereby reducing working capital.
 (6) Per share data for 1989 and 1990 have been restated to give retroactive effect to a two-for-one stock split effective November 1991.
 (7) In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). ALZA adopted the provisions of the new standard for investments held as of or acquired after January 1, 1994. In accordance with SFAS 115, prior period financial statements have not been restated to reflect the change in accounting principle. Under SFAS 115, all available-for-sale securities were classified as current assets and a $2.3 million valuation allowance was established at March 31, 1994 for the difference between their cost and fair market value.
 (8) Stockholders' equity decreased from December 31, 1992 to December 31, 1993 and from March 31, 1993 to March 31, 1994 due primarily to the TDC distribution in the second quarter of 1993.
 (9) The ratios of earnings to fixed charges were calculated by dividing the sum of (i) income (loss) before income taxes, extraordinary item and the cumulative effect of the accounting change and (ii) fixed charges (reduced by capitalized interest costs), by fixed charges. Fixed charges consist of interest (expensed and capitalized), amortization of debt issue expense and the estimated interest portion of rent expense.
(10) Earnings for the year ended December 31, 1991 were insufficient to cover fixed charges by approximately $43 million.
(11) The pro forma ratio of earnings to fixed charges assumes the 7 1/2% zero coupon convertible subordinated debentures and the commercial paper outstanding during the periods presented had been refinanced on a retroactive basis by the LYONs offered hereby.

                           INVESTMENT CONSIDERATIONS

    DEPENDENCE ON RELATIONSHIPS WITH CLIENT COMPANIES. ALZA's net income currently results primarily from royalties and fees paid by client companies. Royalties and fees are derived from sales by the clients of products incorporating ALZA technologies, and therefore vary from quarter to quarter as a result of changing levels of product sales by client companies. Because ALZA's clients make all marketing and other commercialization decisions with respect to such products (including, in many cases, taking responsibility for obtaining necessary regulatory approvals), most of the variables that affect ALZA's royalties and fees are not directly within ALZA's control. In addition, ALZA's royalties and fees could be adversely affected if the pressures for cost containment in the United States health care system were to result in lower selling prices for royalty-bearing products. For the year ended December 31, 1993, Procardia XL, marketed by Pfizer, Inc., accounted for approximately 60% of ALZA's royalties and fees.

    UNCERTAINTIES  RELATING  TO RECENT  AND PLANNED  EXPANSION OF  MARKETING AND
MANUFACTURING ACTIVITIES. ALZA recently began marketing the Testoderm transdermal therapeutic system, and intends to expand its sales and marketing activities in the future, under co-promotion arrangements, under its arrangements with TDC, and under other arrangements with third parties (which could include the acquisition or license of products and/or technologies). While the activities with TDC and other third parties are intended to result in a valuable pipeline of products for marketing by ALZA, there can be no assurance that this will be the case. ALZA also has expanded and is continuing to expand its manufacturing facilities in anticipation of future manufacturing needs. Utilization of these facilities in any quarter depends on many factors, including client orders, product approvals, and product launches and sales, many of which are outside of ALZA's control. There can be no assurance that ALZA's expanded sales, marketing and manufacturing activities will be successful.

    VOLATILITY OF SECURITIES PRICES. The market prices of ALZA's securities are subject to significant fluctuations in response to variations in quarterly operating results, announcements of new commercial products by ALZA or its competitors, developments or disputes concerning patent or proprietary rights, regulatory developments in both the United States and foreign countries, health care reform and regulation, and economic and other external factors. In addition, the pharmaceutical sector of the stock market has in recent years experienced significant price fluctuations. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of ALZA's securities.

    UNCERTAINTIES CONCERNING EFFECTS OF HEALTH CARE REFORM. The health care industry has continued to change rapidly as the public, government, medical practitioners and the pharmaceutical industry focus on ways to expand medical coverage while controlling the growth in health care costs. Congress and the Clinton Administration are working on comprehensive legislative changes which, if enacted, could put significant pressures on the prices charged for pharmaceutical products. Similarly, prescription drug reimbursement practices and the growth of large managed care organizations, as well as generic and therapeutic substitution (substitution of a different product for the same indication), could significantly affect ALZA's business.

    ARRANGEMENTS POTENTIALLY INHIBITING A CHANGE IN CONTROL OF ALZA. Certain provisions of ALZA's Certificate of Incorporation and of the LYONs may inhibit a change in control of ALZA. The provisions of ALZA's Certificate of Incorporation granting the Board of Directors the authority to issue shares of Preferred Stock with such terms as the Board may determine, classifying ALZA's board, preventing stockholders from calling special meetings of ALZA's stockholders and requiring supermajority votes in the event of certain proposed business combinations may inhibit any change in control of ALZA. The provision in the LYONs granting the holders of the LYONs the right to require ALZA to purchase all or any part of the LYONs in the event of a Change in Control may also inhibit any change in control of ALZA. See "Description of LYONs -- Change in Control Permits Purchase of LYONs at the Option of the Holder" and "Description of Capital Stock."

                                USE OF PROCEEDS

    The aggregate net proceeds to ALZA from the sale of the LYONs offered hereby are estimated to be approximately $ million (or approximately $ million if the Underwriter's over-allotment option is exercised in full). ALZA will use a portion of the net proceeds to retire at maturity all of ALZA's outstanding commercial paper, which had an aggregate principal amount of $249.3 million as of May 31, 1994, and had maturities of less than 120 days and bore interest as of such date at rates ranging from 3.97% to 4.98% per annum. The remainder of the net proceeds will be used for general corporate purposes, which include working capital, acquisition of additional facilities and equipment, expansion of ALZA's pharmaceutical business (including its sales and marketing activities), possible expenditures under joint ventures, partnerships or other similar agreements, and the possible acquisition of assets, technologies, products and businesses to expand ALZA's existing operations. Pending such uses, ALZA will invest the net proceeds of the offering in marketable securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    ALZA's Common Stock is traded on the New York Stock Exchange under the symbol AZA. Prior to June 1, 1992, the Common Stock was traded on the American Stock Exchange under the same symbol. The following table sets forth the high and low per share sales price for the Common Stock as reported on the composite tape for the applicable exchange for the quarters indicated. The last reported sale price for the Common Stock on the New York Stock Exchange on June 16, 1994 was $26 1/4. These prices do not include retail mark-ups, mark-downs or commissions.

                                          HIGH        LOW
                                         -------    -------
1992
  First Quarter......................... $55 3/4    $40 5/8
  Second Quarter........................ $48 5/8    $38 7/8
  Third Quarter......................... $50 3/8    $40 3/8
  Fourth Quarter........................ $47 3/8    $33 1/2
1993
  First Quarter......................... $47 1/8    $25 1/4
  Second Quarter........................ $35 1/8    $22 7/8
  Third Quarter......................... $26 3/4    $19 1/4
  Fourth Quarter........................ $29 1/2    $20 7/8
1994
  First Quarter......................... $30 3/4    $21
  Second Quarter (through June 16)...... $26 5/8    $20 1/4

    ALZA has never paid a cash dividend on its Common Stock and does not anticipate doing so in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the capitalization and short-term debt of ALZA and its consolidated subsidiaries at March 31, 1994, and as adjusted to give effect to the sale of the LYONs offered by this Prospectus (assuming no exercise of the Underwriter's over-allotment option) and assuming the retirement at maturity of $249,370,000 aggregate principal amount of outstanding commercial paper from the net proceeds of the sale of the LYONs, in each case as if such events had occurred on March 31, 1994.


                                                                                          AS OF
                                                                                     MARCH 31, 1994
                                                                                 -----------------------
                                                                                                 AS
                                                                                   ACTUAL    ADJUSTED(1)
                                                                                 ----------  -----------
                                                                                       (UNAUDITED)
                                                                                     (IN THOUSANDS)
Short-term debt:
  Commercial paper.............................................................  $  249,370   $      --
  Other short-term debt (2)....................................................         868         868
                                                                                 ----------  -----------
    Total short-term debt......................................................  $  250,238   $     868
                                                                                 ----------  -----------
                                                                                 ----------  -----------
Long-term liabilities:
  LYONs offered hereby.........................................................  $       --   $ 307,255
  Other long-term liabilities..................................................      32,437      32,437
                                                                                 ----------  -----------
    Total long-term liabilities................................................      32,437     339,692
Stockholders' equity:
  Preferred Stock, $.01 par value; 100,000 shares authorized; none issued and
   outstanding.................................................................          --          --
  Common Stock, $.01 par value, 300,000,000 shares authorized; 81,674,400
   shares issued and outstanding (3)...........................................         817         817
  Additional paid-in capital...................................................     295,818     295,818
  Unrealized losses on available-for-sale securities (unrealized loss of $3,891
   less $1,598 tax effects) (4)................................................      (2,293)     (2,293)
  Retained earnings............................................................      26,480      26,480
                                                                                 ----------  -----------
    Total stockholders' equity.................................................     320,822     320,822
                                                                                 ----------  -----------
      Total capitalization.....................................................  $  353,259   $ 660,514
                                                                                 ----------  -----------
                                                                                 ----------  -----------

------------------------
(1) Adjusted to reflect: (i) the issuance of the LYONs assuming no exercise of the Underwriter's over-allotment option and (ii) the retirement at maturity of $249,370,000 of outstanding commercial paper from the net proceeds of the sale of the LYONs, in each case as if such events had occurred on March 31, 1994.
(2) Other short-term debt consists entirely of the current portion of long-term debt.
(3) Excludes 5,832,501 shares reserved for issuance pursuant to ALZA's stock option, stock purchase and other employee benefit plans, 1,000,000 shares reserved for issuance upon the exercise of outstanding warrants exercisable at $25 per share on or before January 31, 1996 and 966,697 shares reserved for issuance upon the exercise of outstanding warrants exercisable at $65 per share on or before December 31, 1999.
(4) In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). ALZA adopted the provisions of the new standard for investments held as of or acquired after January 1, 1994. In accordance with SFAS 115, prior period financial statements have not been restated to reflect the change in accounting principle. Under SFAS 115, all available-for-sale securities were classified as current assets and a $2.3 million valuation allowance was established at March 31, 1994 for the difference between their cost and fair market value.

                              DESCRIPTION OF LYONS

    The LYONs are to be issued under an indenture to be dated as of July 1, 1994 (the "Indenture") between ALZA and The Chase Manhattan Bank, N.A., as trustee (the "Trustee"). A copy of the form of Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the LYONs and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the LYONs and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the Form of LYON which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference. References herein are to sections in the Indenture and paragraphs in the Form of LYON.

GENERAL

    The LYONs will be unsecured obligations of ALZA limited to $825,000,000 aggregate principal amount at maturity ($948,750,000 aggregate principal amount at maturity if the Underwriter's over-allotment option is exercised in full) and will mature on July , 2014. The principal amount at maturity of each LYON is $1,000 and will be payable at the office of the Paying Agent, which initially will be the Trustee, in The City of New York, and payment will be made at its office in New York, or any other office of the Paying Agent maintained for such purpose. (Sections 2.2, 2.3 and 4.5 and Form of LYON, paragraph 3.)

    The LYONs are being offered at a substantial discount from their principal amount at maturity. There will be no periodic payments of interest. The calculation of the accrual of Original Issue Discount (the difference between the Issue Price and the principal amount at maturity of a LYON) in the period during which a LYON remains outstanding will be on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months; such accrual will commence on the issue date of the LYONs. (Form of LYON, paragraph 1.) Maturity, conversion, purchase by ALZA at the option of the Holder, or redemption of a LYON will cause Original Issue Discount and interest, if any, to cease to accrue on such LYON, under the terms and subject to the conditions of the Indenture. (Section 2.8.) ALZA may not reissue a LYON that has matured or been converted, purchased by ALZA at the option of a Holder, redeemed or otherwise canceled (except for registration of transfer, exchange or replacement thereof). (Section 2.10.) See "Certain United States Federal Income Tax Considerations -- Original Issue Discount."

    The LYONs will be issued only in fully registered form, without coupons, in denominations of $1,000 principal amount at maturity or an integral multiple thereof. (Form of LYON, paragraph 11.) LYONs may be presented for conversion at the office of the Conversion Agent and for exchange or registration of transfer at the office of the Registrar, each of which initially will be the Trustee. (Section 2.3.) No service charge will be made for any registration of transfer or exchange of LYONs; however, ALZA may require payment by a Holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith. (Section 2.6.)

SUBORDINATION OF LYONS

    Indebtedness evidenced by the LYONs will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all existing and future Senior Indebtedness. (Section 10.1 and Form of LYON, paragraph 8.) "Senior Indebtedness" means the principal of (and premium, if any) and unpaid interest on all present and future (i) indebtedness of ALZA for borrowed money, (ii) obligations of ALZA evidenced by bonds, debentures, notes or similar instruments, (iii) indebtedness incurred, assumed or guaranteed by ALZA in connection with the acquisition by it or a subsidiary of any business, properties or assets (except purchase money indebtedness classified as accounts payable under generally accepted accounting principles), (iv) obligations of ALZA as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which ALZA is a party, (v) reimbursement obligations of ALZA in respect of letters of credit relating to indebtedness or other obligations of ALZA that qualify as indebtedness or obligations of the kind referred to in clauses (i) through (iv) above and (vi) obligations of ALZA under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above, in each case unless, in the instrument creating or evidencing the indebtedness or obligation or pursuant to which the same is outstanding, it is provided that such indebtedness or obligation is not superior in right of payment to the LYONs. (Section 1.1.)

    By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets, (i) the holders of Senior Indebtedness will be entitled to be paid in full before payment may be made on the LYONs and the Holders of LYONs will be required to pay over their share of such distribution in respect of the LYONs to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full and (ii) unsecured creditors of ALZA who are not Holders of LYONs or holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of LYONs. (Section 10.2.)

    No payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Change in Control Purchase Price or interest, if any, with respect to any LYONs may be made, nor may ALZA pay cash with respect to the Purchase Price or upon conversion of any LYON (other than cash in lieu of fractional shares) or acquire any LYONs except as set forth in the Indenture, if there shall have occurred and be continuing (i) a default in any payment with respect to any Senior Indebtedness of ALZA or (ii) an event of default with respect to any Senior Indebtedness of ALZA permitting the holders thereof to accelerate the maturity thereof. (Section 10.4.)

    The LYONs will be effectively subordinated to all liabilities, including trade payables and capitalized lease obligations, if any, of ALZA's subsidiaries. Any right of ALZA to receive assets of any of its subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the Holders of the LYONs to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that ALZA is itself recognized as a creditor of such subsidiary, in which case the claims of ALZA would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by ALZA.

    As of May 31, 1994, the principal amount of Senior Indebtedness was $1.7 million, excluding ALZA's $249.3 million principal amount of outstanding commercial paper, which will be retired with a portion of the proceeds from the sale of the LYONs. There are no restrictions in the Indenture on the creation of additional indebtedness, including Senior Indebtedness.

CONVERSION RIGHTS

    A Holder of a LYON may convert it at any time before the close of business on July , 2014; PROVIDED, HOWEVER, that if a LYON is called for redemption, the Holder may convert it at any time before the close of business on the Redemption Date. On conversion of a LYON, ALZA may elect to deliver shares of Common Stock or an amount of cash determined as described below. A LYON in respect of which a Holder has delivered a Purchase Notice or a Change in Control Purchase Notice exercising the option of such Holder to require ALZA to purchase such LYON may be converted only if such notice is withdrawn by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Purchase Date or the Change in Control Purchase Date, as the case may be, in accordance with the terms of the Indenture. (Form of LYON, paragraph 9.)

    The initial Conversion Rate  is           shares of  Common Stock per  LYON,
subject to adjustment upon the occurrence of certain events described below. A Holder otherwise entitled to a fractional share of Common Stock will receive cash in lieu of such fractional share equal to the market value of such fractional share based on the Sale Price on the Trading Day immediately prior to the Conversion Date. A Holder may convert a portion of such Holder's LYON provided that the portion is $1,000 principal amount at maturity or an integral multiple thereof. (Sections 11.1 and 11.3 and Form of LYON, paragraph 9.)

    On conversion of a LYON, a Holder must (i) complete and manually sign the conversion notice on the back of the LYON (or complete and manually sign a facsimile thereof) and deliver such notice to the Conversion Agent or any other office or agency maintained for such purpose, (ii) surrender the LYON to the Conversion Agent or such other office or agency by physical or book entry delivery, (iii) if required, furnish appropriate endorsements and transfer documents and (iv) if required, pay all transfer or similar taxes. The date on which all of the foregoing requirements have been satisfied is the Conversion Date. (Section 11.2 and Form of LYON, paragraph 9.)

    On conversion of a LYON, a Holder will not receive any cash payment representing accrued Original Issue Discount. ALZA's delivery to the Holder of the fixed number of shares of Common Stock (or cash in the applicable amount as provided below) into which the LYON is convertible (together with the cash payment, if any, in lieu of fractional shares) will satisfy ALZA's obligation to pay the principal amount at maturity of the LYON including the accrued Original Issue Discount attributable to the period from the Issue Date to the Conversion Date. Thus, the accrued Original Issue Discount is deemed to be paid in full rather than canceled, extinguished or forfeited. (Section 11.2.) The Conversion Rate will not be adjusted at any time during the term of the LYONs for such accrued Original Issue Discount.

    In lieu of delivering shares of Common Stock upon notice of conversion of any LYON, ALZA may elect to pay the Holder surrendering a LYON an amount in cash equal to the Sale Price of a share of Common Stock on the Trading Day immediately prior to the Conversion Date multiplied by the Conversion Rate in effect on such Trading Day, subject to adjustment upon the occurrence of certain events described below; PROVIDED, that if such payment of cash is not permitted pursuant to the provisions of the Indenture or otherwise, ALZA will deliver shares of Common Stock (and cash in lieu of fractional shares) as set forth below. Upon conversion of any LYON, ALZA shall inform the Holder through the Conversion Agent of its election to deliver shares of Common Stock or to pay cash in lieu of delivery of such shares no later than two business days following the Conversion Date. If ALZA elects to deliver shares of Common Stock, such shares will be delivered through the Conversion Agent no later than the seventh business day following the Conversion Date. If ALZA elects to pay cash, such cash payment will be made to the Holder surrendering such LYON no later than the fifth business day following such Conversion Date. (Sections 11.1 and 11.2.) For a discussion of the tax treatment of a Holder receiving cash or Common Stock, see "Certain United States Federal Income Tax Considerations -- Disposition or Conversion."

    ALZA may not pay cash upon conversion of any LYON (other than cash in lieu of fractional shares) if there has occurred and is continuing an Event of Default described under "Events of Default; Notice and Waiver" below (other than a default in such payment on such LYON). (Section 11.1.)

    The "Sale Price" on any Trading Day means the closing sale price per share for the Common Stock (or, if no closing price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System. A "Trading Day" means each day on which the securities exchange or quotation system which is used to determine the Sale Price is open for trading or quotation.

    The Conversion Rate will be adjusted for dividends or distributions on Common Stock payable in Common Stock or other capital stock of ALZA; subdivisions, combinations or certain reclassifications of Common Stock;
distributions to all holders of Common Stock of certain rights, warrants or options to purchase Common Stock expiring within 60 days after the record date for such distribution at a price per share less than the Sale Price at the time specified in the Indenture; and distributions to such holders of assets or debt securities of ALZA or certain rights, warrants or options to purchase securities of ALZA (excluding cash dividends or other cash distributions from current or retained earnings other than any Extraordinary Cash Dividend). However, no adjustment need be made if Holders may participate in the transactions on a basis and with notice that the Board of Directors of ALZA determines to be fair and appropriate or in certain other cases. In cases where the fair market value of the assets, debt securities or certain rights, warrants or options to purchase securities of ALZA distributed to stockholders exceeds the Average Sale Price of the Common Stock or such Average Sale Price exceeds the fair market value of the assets, debt securities or rights, warrants or options so distributed, by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate, the Holder of a LYON upon conversion thereof will be entitled to receive, in addition to the shares of Common Stock into which the LYON is convertible, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such Holder would have received if such Holder had converted such LYON immediately prior to the record date for determining the stockholders entitled to receive the distribution. The Indenture permits ALZA to increase the Conversion Rate from time to time for a period of time not less than 20 business days. (Sections 11.6, 11.7, 11.8, 11.9, 11.10, 11.12 and 11.14 and Form of LYON, paragraph 9.)

    If ALZA is a party to a consolidation, merger or binding share exchange, or transfers all or substantially all of its assets, the right to convert a LYON into Common Stock may be changed into a right to convert into securities, cash or other assets of ALZA or another person. (Section 11.14.)

    In the event of a taxable distribution to holders of Common Stock that results in an adjustment of the Conversion Rate or in the event the Conversion Rate is increased at the discretion of ALZA, the Holders of the LYONs may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain United States Federal Income Tax Considerations -- Constructive Dividend."

REDEMPTION OF LYONS AT THE OPTION OF ALZA

    No sinking fund is provided for the LYONs. The LYONs will not be redeemable by ALZA prior to July , 1999. Thereafter, ALZA may redeem the LYONs for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60 days' notice of redemption given by mail to the Holders of LYONs. (Sections 3.1 and 3.3 and Form of LYON, paragraphs 5 and 7.)

    The following table shows Redemption Prices of a LYON on July , 1999, at each July thereafter prior to maturity, and at maturity on July , 2014, which prices reflect the accrued Original Issue Discount calculated to each such date. The Redemption Price of a LYON redeemed between such dates would include an additional amount reflecting the additional Original Issue Discount accrued since the next preceding date in the table to, but excluding, the Redemption Date. (Form of LYON, paragraph 5.)

                                                                                    (3)
                                                                 (2)             REDEMPTION
                                            (1)           ACCRUED ORIGINAL         PRICE
REDEMPTION DATE                       LYON ISSUE PRICE  ISSUE DISCOUNT AT   %     (1)+(2)
------------------------------------  ----------------  ---------------------  --------------
July   , 1999.......................
July   , 2000.......................
July   , 2001.......................
July   , 2002.......................
July   , 2003.......................
July   , 2004.......................
July   , 2005.......................
July   , 2006.......................
July   , 2007.......................
July   , 2008.......................
July   , 2009.......................
July   , 2010.......................
July   , 2011.......................
July   , 2012.......................
July   , 2013.......................
At maturity.........................                                            $   1,000.00

    If less than all of the outstanding LYONs are to be redeemed, the Trustee shall select the LYONs to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof by lot, PRO RATA or by another method the Trustee considers fair and appropriate. If a portion of a Holder's LYONs is selected for partial redemption and such Holder converts a portion of such LYONs, such converted portion shall be deemed to be of the portion selected for redemption. (Section 3.2.)

PURCHASE OF LYONS AT THE OPTION OF THE HOLDER

    On July , 1999, July , 2004 and July , 2009 (each, a "Purchase Date") ALZA will become obligated to purchase, at the option of the Holder thereof, any outstanding LYON for which a written Purchase Notice has been delivered by the Holder to the Paying Agent or to any other office or agency maintained for such purpose at any time from the opening of business on the date that is 20 business days prior to such Purchase Date until the close of business on such Purchase Date and for which such Purchase Notice has not been withdrawn, subject to certain additional conditions. The Purchase Price payable in respect of a LYON shall be equal to the Issue Price plus accrued Original Issue Discount to the Purchase Date, with respect to each Purchase Date, as set forth in the table below. ALZA, at its option, may elect to pay the Purchase Price with respect to any particular Purchase Date in cash or Common Stock, or any combination thereof. (Section 3.8 and Form of LYON, paragraph 6.) For a discussion of the tax treatment of a Holder receiving cash, Common Stock, or any combination thereof, see "Certain United States Federal Income Tax Considerations -- Disposition or Conversion."

    ALZA will be required to give notice (the "ALZA Notice") on a date not less than 20 business days prior to any Purchase Date to all Holders at their addresses shown in the register of the Registrar (and to beneficial owners if required by applicable law) stating, among other things, (i) whether ALZA will pay the Purchase Price of LYONs in cash or Common Stock, or any combination thereof (and, if a combination, specifying the percentage of the Purchase Price to be paid in each of cash and Common Stock), and (ii) the procedures that Holders must follow to require ALZA to purchase LYONs from such Holder. (Section 3.8.)

    The Purchase Notice given by each Holder electing to require ALZA to purchase LYONs shall state (i) the certificate numbers of the LYONs to be delivered by such Holder for purchase by ALZA, (ii) the portion of the principal amount at maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple thereof, (iii) that such LYONs are to be purchased by ALZA pursuant to the applicable provisions of the LYONs and (iv) in the event ALZA elects, pursuant to the ALZA Notice, to pay the Purchase Price with respect to the applicable Purchase Date in Common Stock (in whole or in part) but such Purchase Price is ultimately to be paid in cash because any of the other conditions to payment of the Purchase Price in Common Stock is not satisfied by such Purchase Date, as described below, whether such Holder elects (a) to withdraw such Purchase Notice as to some or all of the LYONs to which it relates (stating the principal amount at maturity and certificate numbers of the LYONs as to which such withdrawal shall relate) or (b) to receive cash in respect of the Purchase Price for all LYONs subject to such Purchase Notice. If the Holder fails to indicate such Holder's choice with respect to the election described in clause (iv) above in the Purchase Notice, such Holder shall be deemed to have elected to receive cash in respect of the Purchase Price for all LYONs subject to such Purchase Notice in such circumstances. (Section 3.8.)

    Any Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent or to any other office or agency maintained for such purpose prior to the close of business on the Purchase Date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the LYONs as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to the Purchase Notice. (Section 3.10.)

    The table below shows the Purchase Prices of a LYON as of the specified Purchase Dates:

                           PURCHASE DATE                              PURCHASE PRICE
                         -----------------                            --------------
July   , 1999.......................................................
July   , 2004.......................................................
July   , 2009.......................................................

    If ALZA elects to pay the Purchase Price, in whole or in part, in shares of Common Stock, the number of shares of Common Stock to be delivered in respect of the portion of the Purchase Price to be paid in Common Stock shall be equal to such portion of the Purchase Price divided by the Market Price of a share of Common Stock. However, no fractional shares of Common Stock will be delivered upon any purchase by ALZA of LYONs through the delivery of such Common Stock in payment, in whole or in part, of the

Purchase Price. Instead, ALZA will pay cash based on the Market Price for all fractional shares of Common Stock. (Section 3.8.) See "Certain United States Federal Income Tax Considerations -- Disposition or Conversion."

    The "Market Price" means the average of the Sale Prices of the Common Stock for the five Trading Day period ending on the third Trading Day prior to the applicable Purchase Date, appropriately adjusted to take into account the occurrence during the seven Trading Days preceding such Purchase Date of certain events that would result in an adjustment of the Conversion Rate with respect to the Common Stock. Because the Market Price of the Common Stock is determined prior to the applicable Purchase Date, Holders of LYONs bear the market risk with respect to the value of the Common Stock to be received from the date such Market Price is determined to such Purchase Date. ALZA may elect to pay in Common Stock only if the information necessary to calculate the Market Price is reported in THE WALL STREET JOURNAL or another daily newspaper of national circulation. (Section 3.8.)

    Upon determination of the actual number of shares of Common Stock issuable in accordance with the foregoing provisions, ALZA will publish such determination in THE WALL STREET JOURNAL or another daily newspaper of national circulation. (Section 3.8.)

    ALZA's right to purchase LYONs, in whole or in part, with Common Stock is subject to ALZA satisfying various conditions, including (i) the registration of the Common Stock under the Securities Act and the Exchange Act, if applicable, and (ii) any necessary qualification or registration under applicable state laws or the availability of an exemption from such qualification and registration and compliance with other applicable federal securities laws. If such conditions are not satisfied with respect to a Holder or Holders by the Purchase Date, ALZA will pay the Purchase Price of the LYONs of such Holder or Holders in cash. (Section 3.8.) See "Certain United States Federal Income Tax Considerations -- Disposition or Conversion." ALZA may not change the form of consideration (or components thereof) to be paid once ALZA has given the ALZA Notice to Holders of LYONs, except as described in the second sentence of this paragraph. (Section 3.8.)

    ALZA will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable and will file Schedule 13E-4 or any other schedule required thereunder in connection with any offer by ALZA to purchase LYONs at the option of Holders. (Section 3.13.)

    Payment of the Purchase Price for a LYON for which a Purchase Notice has been delivered and not validly withdrawn is conditioned upon delivery of such LYON (together with necessary endorsements) to the Paying Agent or to any other office or agency maintained for such purpose at any time (whether prior to, on or after the Purchase Date) after delivery of such Purchase Notice. (Section 3.8.) Payment of the Purchase Price for a LYON will be made promptly following the later of the Purchase Date or the time of delivery of such LYON. (Section 3.10.) If the Paying Agent holds, in accordance with the terms of the Indenture, money or securities sufficient to pay the Purchase Price of such LYON on the business day following the Purchase Date, then, on and after the Purchase Date, such LYON will cease to be outstanding and Original Issue Discount on such LYON will cease to accrue and will be deemed paid, whether or not such LYON is delivered to the Paying Agent or to any other office or agency maintained for such purpose, and all other rights of the Holder will terminate (other than the right to receive the Purchase Price upon delivery of the LYON). (Section 2.8.)

    ALZA's ability to purchase LYONs with cash may be limited by the terms of its then-existing borrowing agreements. No LYONs may be purchased for cash pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under "Events of Default; Notice and Waiver" below (other than a default in the payment of the Purchase Price with respect to such LYONs). (Section 3.10.)

CHANGE IN CONTROL PERMITS PURCHASE OF LYONS AT THE OPTION OF THE HOLDER

    In the event of any Change in Control of ALZA occurring on or prior to July , 1999, each Holder of LYONs will have the right, at the Holder's option, subject to the terms and conditions of the Indenture, to require ALZA to become obligated to purchase all or any part (provided that the principal amount at maturity must be $1,000 or an integral multiple thereof) of the Holder's LYONs on the date that is 35 business days after the occurrence of such Change in Control (the "Change in Control Purchase Date") at a cash price equal to the Issue Price plus accrued Original Issue Discount to the Change in Control Purchase Date (the "Change in Control Purchase Price"). (Section 3.9 and Form of LYON, paragraph 6.) See "Certain United States Federal Income Tax Considerations -- Disposition or Conversion."

    Within 15 business days after the Change in Control, ALZA is obligated to give notice regarding the Change in Control to the Trustee and to all Holders of LYONs at their addresses shown in the register of the Registrar (and to beneficial owners if required by applicable law), which notice shall state, among other things, (i) the date of such Change in Control and, briefly, the events causing such Change in Control, (ii) the last date by which the Change in Control Purchase Notice must be given, (iii) the Change in Control Purchase Date, (iv) the Change in Control Purchase Price, (v) briefly, the conversion rights of the LYONs, (vi) the name and address of the Paying Agent and the Conversion Agent, (vii) the Conversion Rate and any adjustments thereto, (viii) that LYONs as to which a Change in Control Purchase Notice has been given may be converted into Common Stock only if the Change in Control Purchase Notice has been withdrawn in accordance with the terms of the Indenture, (ix) a brief description of these rights and the procedures the Holder must follow to exercise these rights, and (x) the procedures for withdrawing a Change in Control Purchase Notice. ALZA will cause a copy of such notice to be published in THE WALL STREET JOURNAL or another daily newspaper of national circulation. (Section 3.9.)

    To exercise this right, the Holder must deliver written notice (a "Change in Control Purchase Notice") to the Paying Agent or to any other office or agency maintained for such purpose of the exercise of such right prior to the close of business on the Change in Control Purchase Date. The Change in Control Purchase Notice shall state (i) the certificate numbers of the LYONs to be delivered by the Holder thereof for purchase by ALZA, (ii) the portion of the principal amount at maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple thereof, and (iii) that such LYONs are to be purchased by ALZA pursuant to the applicable provisions of the LYONs. (Section 3.9.)

    Any Change in Control Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent or to any other office or agency maintained for such purpose prior to the close of business on the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the LYONs as to which the withdrawal notice relates and the principal amount at maturity, if any, that remains subject to a Change in Control Purchase Notice. (Section 3.10.)

    Payment of the Change in Control Purchase Price for a LYON for which a Change in Control Purchase Notice has been delivered and not validly withdrawn is conditioned upon delivery of such LYON (together with necessary endorsements) to the Paying Agent or to any other office or agency maintained for such purpose, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. (Section 3.9.) Payment of the Change in Control Purchase Price for such LYON will be made promptly following the later of the Change in Control Purchase Date or the time of delivery of such LYON. (Section 3.10.) If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price of such LYON on the business day following the Change in Control Purchase Date, then, on and after such date, such LYON shall cease to be outstanding and Original Issue Discount on such LYON will cease to accrue and will be deemed paid, whether or not such LYON is delivered to the Paying Agent or to any other office or agency maintained for such purpose, and all other rights of the Holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of the LYON). (Section 2.8.)

    Under the Indenture, a "Change in Control" of ALZA is deemed to have occurred at such time as (i) there shall be consummated any consolidation or merger of ALZA in which ALZA is not the continuing or surviving corporation or pursuant to which the Voting Stock of ALZA would be converted into cash, securities or other property, in each case other than a consolidation or merger of ALZA in which the holders of the Voting Stock of ALZA immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the Voting Stock of the surviving corporation immediately after the consolidation or merger, or (ii) any person (including its Affiliates and Associates) other than ALZA, its subsidiaries or their employee benefit plans, files a Schedule 13D or 14D-1 (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the Beneficial Owner of 50% or more of ALZA's Voting Stock. (Section 3.9.)

    "Voting Stock" means, with respect to any person, capital stock of such person having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency). (Section 3.9.)

    ALZA will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable and will file Schedule 13E-4 or any other schedule required thereunder in connection with any offer by ALZA to purchase LYONs at the option of Holders upon a Change in Control. (Section 3.13.) The Change in Control purchase feature of the LYONs may in certain circumstances make more difficult or discourage a takeover of ALZA and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of ALZA by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a standard term contained in other LYONs offerings that have been marketed by the Underwriter and the terms of such feature result from negotiations between ALZA and the Underwriter.

    If a Change in Control were to occur, there can be no assurance that ALZA would have sufficient funds to pay the Change in Control Purchase Price for all LYONs tendered by the Holders thereof. In addition, ALZA's ability to purchase LYONs with cash may be limited by the terms of its then-existing borrowing agreements. Payment of the Change in Control Purchase Price will be subordinated to the repayment of Senior Indebtedness. See "Subordination of LYONs." A default by ALZA on its obligation to pay the Change in Control Purchase Price would result in an Event of Default and could result in acceleration of the maturity of other indebtedness of ALZA at the time outstanding pursuant to cross-default provisions. See "Events of Default; Notice and Waiver." No LYONs may be purchased if there has occurred and is continuing an Event of Default described under "Events of Default; Notice and Waiver" below (other than a default in the payment of the Change in Control Purchase Price with respect to such LYONs). (Section 3.10.)

MERGERS AND SALES OF ASSETS BY ALZA

    The Indenture provides that ALZA may not consolidate with or merge into any other person or sell, lease or otherwise transfer all or substantially all of its assets to any other person, unless, among other things, (i) the resulting, surviving or transferee person (if other than ALZA) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes all obligations of ALZA under the LYONs and the Indenture and (ii) ALZA or such successor person shall not immediately thereafter be in default under the Indenture. Upon the assumption of ALZA's obligations by such a person in such circumstances, subject to certain exceptions, ALZA shall be discharged from all obligations under the LYONs and the Indenture. (Section 5.1.) Certain of the foregoing transactions occurring on or prior to July , 1999 could result in a Change in Control of ALZA permitting each Holder to require ALZA to purchase the LYONs of such Holder as described above. (Section 3.9.)

EVENTS OF DEFAULT; NOTICE AND WAIVER

    The Indenture provides that if an Event of Default specified therein shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding may declare the Issue Price of the LYONs plus the Original Issue Discount on the LYONs accrued to the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the Issue Price of the LYONs plus the Original Issue Discount accrued thereon to the occurrence of such event shall automatically become and be immediately due and payable. See "Subordination of LYONs." If any LYONs are declared due and payable before their stated maturity, the holders of Senior Indebtedness then outstanding shall be entitled to receive payment in full of all amounts due or to become due on or with respect to all Senior Indebtedness, or provision shall be made for payment of such amounts, before the Holders of LYONs are entitled to receive any payment on account of the LYONs. (Section 10.3.) Under certain circumstances, the Holders of a majority in aggregate principal amount at maturity of the outstanding LYONs may rescind any such acceleration with respect to the LYONs and its consequences. (Section 6.2.) Interest shall accrue and be payable on demand upon a default in the payment of principal amount at maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Purchase Price, Change in Control Purchase Price or cash or shares of Common Stock to be delivered on conversion of LYONs, in each case to the extent that payment of such interest shall be legally enforceable. (Form of LYON, paragraph 1.)

    Under the Indenture, an Event of Default is defined as any of the following:
(i) default in payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Purchase Price or Change in Control Purchase Price with respect to any LYON when such becomes due and payable (whether or not payment is prohibited by the provisions of the Indenture), (ii) failure by ALZA to deliver shares of Common Stock or pay cash in lieu thereof when such Common Stock or cash is required to be delivered or paid, as the case may be, following conversion of a LYON, (iii) failure by ALZA to comply with any of its other agreements in the LYONs or the Indenture upon the receipt by ALZA of notice of such default by the Trustee or by Holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding and ALZA's failure to cure such default within 60 days after receipt by ALZA of such notice, (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed of ALZA or any Consolidated Subsidiary, which default shall have resulted in such indebtedness, in an aggregate principal amount exceeding $25,000,000, becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable without such indebtedness being discharged or such acceleration having been rescinded or annulled, or there having been deposited in trust a sum of money sufficient to discharge such indebtedness within a period of 30 days after the giving of a Notice of Default by the Trustee or by Holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding, or (v) certain events of bankruptcy or insolvency. (Section 6.1.)

    The Trustee shall give notice to Holders of the LYONs of any continuing default known to the Trustee within 90 days after the occurrence thereof; provided, that the Trustee may withhold such notice if it determines in good faith that withholding the notice is in the interests of the Holders. (Section 7.5.)

    The Holders of a majority in aggregate principal amount at maturity of the outstanding LYONs may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any law or the Indenture and subject to certain other limitations. (Section 6.5.) Before proceeding to exercise any right or power under the Indenture at the direction of such Holders, the Trustee shall be entitled to receive from such Holders reasonable security or indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in complying with any such direction. No Holder of any LYON will have any right to pursue any remedy with respect to the Indenture or the LYONs, unless (i) such Holder shall have previously given the Trustee written notice of a continuing Event of Default, (ii) the Holders of at least 25% in aggregate principal amount at maturity of the outstanding LYONs shall have made a written request to the Trustee to pursue such remedy, (iii) such Holder or Holders have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee, (iv) the Holders of a majority in aggregate principal amount at maturity of the outstanding LYONs have not given the Trustee a direction inconsistent with such request within 60 days after receipt of such request and (v) the Trustee shall have failed to comply with the request within such 60-day period. (Section 6.6.)

    Notwithstanding the foregoing, the right of any Holder (i) to receive payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Purchase Price or Change in Control Purchase Price with respect to any LYON and any interest in respect of a default in the payment of any such amounts on such LYON, on or after the due date expressed in such LYON or (ii) to institute suit for the enforcement of any such payments or conversion or (iii) to convert LYONs (including, without limitation, the right to receive cash in lieu of Common Stock upon conversion if ALZA has elected to pay cash with respect thereto) shall not be impaired or adversely affected without such Holder's consent. (Section 6.7.) The Holders of at least a majority in aggregate principal amount at maturity of the outstanding LYONs may waive an existing default and its consequences, other than (i) any default in any payment on the LYONs, (ii) any default with respect to the conversion rights of LYONs or
(iii) any default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the Holder of each LYON as described in "Modification" below. (Section 6.4.)

    ALZA will be required to furnish to the Trustee annually a statement as to any default by ALZA in the performance and observance of its obligations under the Indenture. (Section 4.3.)

MODIFICATION

    Modification and amendment of the Indenture or the LYONs may be effected by ALZA and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount at maturity of the LYONs then outstanding. Without the consent of each Holder affected thereby, however, no amendment may, among other things, (i) reduce the principal amount at maturity, Issue Price, Purchase Price, Change in Control Purchase Price, Redemption Price or the amount of cash payable in respect of conversion upon ALZA's election to pay cash with respect thereto, or extend the stated maturity of any LYON or alter the manner or rate of accrual of Original Issue Discount or interest, or make any LYON payable in money or securities other than that stated in the LYON, (ii) reduce the principal amount at maturity of LYONs whose Holders must consent to an amendment or any waiver under the Indenture, (iii) modify the Indenture provisions relating to such amendments or waivers, (iv) make any change that adversely affects the right to convert any LYON or the right to require ALZA to purchase a LYON (including, without limitation, the right to receive cash in lieu of Common Stock upon conversion or purchase other than elimination of ALZA's option to pay cash in lieu of delivering shares of Common Stock upon conversion as described below), (v) modify the provisions of the Indenture relating to the subordination of the LYONs in a manner that adversely affects the rights of any Holder of the LYONs, or (vi) impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs. (Section 9.2.) In addition, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding, unless the holders of such Senior Indebtedness (as required pursuant to the terms of such Senior Indebtedness) consent to such change. (Section 9.2.)

    Without the consent of any Holder of LYONs, ALZA and the Trustee may amend the Indenture to (i) cure any ambiguity, omission, defect or inconsistency, provided that such amendment does not materially adversely affect the rights of any Holder, (ii) provide for the assumption by a successor corporation of the obligations of ALZA under the Indenture, (iii) provide for uncertificated LYONs in addition to certificated LYONs so long as such uncertificated LYONs are in registered form for United States federal income tax purposes, (iv) eliminate ALZA's option to pay cash in lieu of delivering shares of Common Stock upon conversion of LYONs (other than cash in lieu of fractional shares and except with respect to elections already made), (v) make any change that does not adversely affect the rights of any Holder of LYONs or (vi) make any change to comply with the Trust Indenture Act of 1939, as amended, or any requirement of the Commission in connection with the qualification of the Indenture under such act. (Section 9.1.)

DISCHARGE OF THE INDENTURE

    ALZA may satisfy and discharge its obligations under the Indenture by delivering to the Trustee for cancellation all outstanding LYONs or by depositing with the Trustee, after the LYONs have become due and payable, cash (or, if permitted by the terms of the Indenture, other securities) sufficient to pay at stated maturity all of the outstanding LYONs and paying all other sums payable under the Indenture by ALZA.

INFORMATION CONCERNING THE TRUSTEE

    The Chase Manhattan Bank, N.A. is the Trustee under the Indenture. ALZA and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

CLAIMS IN BANKRUPTCY

    If ALZA becomes the subject of a voluntary or involuntary case under the United States Bankruptcy Code, the claim of any Holder of a LYON may, under the Bankruptcy Code, be limited to the Issue Price of the LYON plus that portion of the Original Issue Discount that is deemed to have accrued from the date of issue to the date of the commencement of the bankruptcy case. In addition, the Holders of the LYONs will be subordinated in right of payment to Senior Indebtedness and effectively subordinated to indebtedness and other obligations of ALZA's subsidiaries. See "Subordination of LYONs."

                          DESCRIPTION OF CAPITAL STOCK

    DESCRIPTION OF CAPITAL STOCK. ALZA's authorized capital stock consists of 300,000,000 shares of Common Stock, par value $.01 per share, and 100,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). No Preferred Stock is outstanding as of the date of this Prospectus. For recent prices of Common Stock, see "Price Range of Common Stock and Dividend Policy."

    On March 31, 1994, there were 81,674,400 shares of Common Stock outstanding. In addition there were 1,966,697 shares of Common Stock reserved for issuance upon exercise of outstanding warrants and 5,832,501 shares of Common Stock
reserved  for issuance under option  and other incentive plans.           shares
have been reserved for issuance upon conversion of the LYONs.

    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Subject to any superior rights of Preferred Stock, holders of Common Stock are entitled to share, on a pro rata basis, in all assets remaining after payment of or provision for liabilities. The shares of Common Stock are not subject to redemption. ALZA has the corporate power to repurchase Common Stock.

    ALZA's Board of Directors has authority to fix or alter the rights, preferences, privileges, restrictions and other terms of any series of Preferred Stock, the number of shares constituting any such series and the designation thereof. ALZA has no present plans to issue any shares of Preferred Stock.

    ALZA has a classified Board of Directors with directors serving staggered terms of three years each. Directors may not be removed by the stockholders without cause. Special meetings of the stockholders may be called only by the Board of Directors, the Chairman of the Board or the President. Nominations for election of directors may be made by the Board of Directors or by any stockholder of record entitled to vote for directors, provided that any stockholder nominating a candidate for director must deliver written notice to the Secretary of ALZA not later than the close of business 60 days in advance of the stockholders' meeting or 10 days after the date on which the notice of meeting is first given to stockholders, whichever is later. The stockholder's notice must set forth certain information concerning the stockholder and the stockholder's nominee. No nominations for director shall be presented to any stockholders' meeting if not made in compliance with such procedures. ALZA's bylaws also require that advance notice be given and certain other procedures be followed with regard to any other business to be brought by a stockholder before a meeting of stockholders. Such procedures include the delivery of notice of such proposal to the Secretary of ALZA not later than the close of business 60 days in advance of the meeting or 10 days after the date on which the notice of meeting is first given to stockholders, whichever is later. The notice must set forth certain information concerning the stockholder and the proposed business, including any material interest of the stockholder in that business. The provisions of ALZA's Certificate of Incorporation and bylaws governing the number and classification of the Board of Directors and certain related matters cannot be amended without the approval of at least 75% of the Board of Directors or the affirmative vote of not less than 80% of the voting power of the outstanding shares of voting capital stock. The affirmative vote of at least 80% of the voting power of the outstanding shares of voting capital stock is required to approve certain business combinations.

    The provisions of ALZA's Certificate of Incorporation granting the Board of Directors the authority to issue Preferred Stock with such terms as the Board may determine, classifying ALZA's Board, preventing stockholders from calling special meetings of ALZA's stockholders, and requiring supermajority votes in the event of certain business combinations may inhibit any change in control of ALZA.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of material United States federal income tax considerations is for general information only. The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time. The tax treatment of a Holder of the LYONs may vary depending upon the Holder's particular situation. Certain Holders (including insurance companies, tax-exempt organizations, individual retirement and other tax-deferred accounts, financial institutions, broker-dealers, foreign corporations, and individuals who are not citizens or residents of the United States) may be subject to special rules not discussed below. This summary does not discuss the tax considerations of subsequent purchasers of LYONs and is limited to investors who hold LYONs as capital assets. Accordingly, purchasers of LYONs should consult their own tax advisors as to the particular tax consequences to them of acquiring, holding, converting or otherwise disposing of the LYONs, including the applicability and the effect of any state, local or foreign tax laws and recent changes in applicable tax laws.

    ALZA has been advised by Mayer, Brown & Platt, special federal income tax counsel to ALZA, that in the opinion of such counsel the LYONs will be treated as indebtedness for United States federal income tax purposes. The following discussion of tax considerations assumes that the LYONs will be treated as indebtedness.

ORIGINAL ISSUE DISCOUNT
    The LYONs are being issued at a substantial discount from their principal amount at maturity. For federal income tax purposes, the difference between the issue price (the first price at which a substantial amount of the LYONs are sold for money) and the principal amount at maturity of each LYON constitutes Original Issue Discount. Holders of the LYONs will be required to include Original Issue Discount in income periodically over the term of the LYONs before the receipt of the cash, Common Stock or other payments attributable to such income.

    A Holder of a LYON must include in gross income for federal income tax purposes the sum of the daily portions of Original Issue Discount with respect to the LYON for each day during the taxable year or portion of a taxable year on which such Holder holds the LYON ("Accrued Original Issue Discount"). The daily portion is determined by allocating to each day of the accrual period a PRO RATA portion of an amount equal to the adjusted issue price of the LYON at the beginning of the accrual period multiplied by the yield to maturity of the LYON (determined by compounding at the close of each accrual period and adjusted for the length of the accrual period). Under the Code, the accrual period will be each six month period which ends on the day in each calendar year corresponding to the maturity date of the LYON or the date six months before such maturity date. The information returns provided to holders and the Internal Revenue Service (the "Service") by the Company regarding the accrual of OID will be based on these six month accrual periods. Treasury regulations, however, permit a Holder to select an accrual period of any length and to vary the length of the accrual period over the term of the debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the final day of an accrual period or on the first day of an accrual period. The adjusted issue price of the LYON at the start of any accrual period is the issue price of the LYON increased by the Accrued Original Issue Discount for each prior accrual period. Under these rules, Holders will have to include in gross income increasingly greater amounts of Original Issue Discount in each successive accrual period. ALZA will be required to furnish annually to the Service and to certain noncorporate Holders information regarding the amount of Original Issue Discount attributable to that year.

DISPOSITION OR CONVERSION
    A Holder's basis for determining gain or loss on the sale or other disposition of a LYON will be increased by any Accrued Original Issue Discount includable in such Holder's gross income. Gain or loss upon a sale or other disposition (including a sale to ALZA or receipt of cash from ALZA on conversion) of a LYON, except as described below, will generally be capital gain or loss, which will be long term if the LYON has been held for more than one year.

    A Holder's conversion of a LYON for Common Stock is generally not a taxable event (except with respect to cash received in lieu of a fractional share). A Holder's obligation to include in gross income the daily portions of Original Issue Discount with respect to a LYON will prospectively terminate on the date of conversion. The Holder's basis in the Common Stock received on conversion of a LYON will be the same as the Holder's basis in the LYON at the time of conversion (exclusive of any tax basis allocable to a fractional share).

    If the Holder elects to exercise the option to tender the LYONs to ALZA on a Purchase Date and ALZA issues Common Stock in satisfaction of the Purchase Price, such exchange is generally not a taxable event for federal income tax purposes, and therefore, neither gain nor loss would be recognized, except as described below with regard to fractional shares. In such event, a Holder's tax basis in the Common Stock received in the exchange will be the same as the Holder's tax basis in the LYON tendered to ALZA in exchange therefor (exclusive of any tax basis allocable to a fractional share). If the original Holder elects to exercise his or her option to tender the LYONs to ALZA on a Purchase Date and ALZA delivers cash and Common Stock in satisfaction of the Purchase Price, the Holder would recognize neither gain nor loss. In such event, the Holder's tax basis in the Common Stock received in the exchange will be the same as the Holder's tax basis in the LYON tendered to ALZA in exchange therefor, exclusive of any basis allocable to fractional shares as described below, decreased by the amount of cash received in the exchange.

    The holding period for the Common Stock received in the conversion or exchange will include the holding period for the LYON tendered to ALZA in exchange therefor, except that the holding period of Common Stock allocable to Accrued Original Issue Discount may commence on the day following the date of conversion. Gain or loss upon a sale or other disposition of the Common Stock received on conversion or exchange of a LYON will be capital gain or loss if the Common Stock is a capital asset in the hands of the Holder.

    If the Holder elects to exercise his or her option to tender the LYONs to ALZA on a Purchase Date and ALZA delivers cash in satisfaction of the Purchase Price or if a Holder elects to exercise his or her option to tender the LYON to ALZA for cash on a Change in Control Purchase Date, such an exchange would be a taxable sale. Also, if the holder elects to exercise the conversion option and ALZA delivers cash equal to the value of the shares of the Common Stock, such an exchange would be a taxable sale. The Holder would recognize capital gain or loss upon the sale, measured by the difference between the amount of cash transferred by ALZA to the Holder and the Holder's basis in the LYON.

    Under the current advance ruling policy of the IRS, cash received in lieu of a fractional share of Common Stock upon conversion or purchase of a LYON should be treated as a payment in exchange for the fractional share interest in such Common Stock. Accordingly, if the Common Stock is a capital asset in the hands of the Holder, the receipt of cash in lieu of a fractional share of Common Stock should generally result in capital gain or loss, if any (measured by the difference between the cash received for the fractional share and the Holder's tax basis in a fractional share).

CONSTRUCTIVE DIVIDEND

    If at any time ALZA makes a distribution of property to stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes (for example, distributions of evidences of indebtedness or assets of ALZA, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the LYONs, the Conversion Rate of the LYONs is increased, such increase may be deemed to be the payment of a taxable dividend to Holders of the LYONs.

                                  UNDERWRITING

    Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") has agreed, subject to the terms and conditions of the Purchase Agreement, to purchase $825,000,000 aggregate principal amount at maturity of the LYONs from ALZA. The Underwriter has advised ALZA that it proposes to offer the LYONs directly to the public at the offering price set forth on the cover page of this Prospectus. After the initial public offering, the offering price may be changed. The LYONs are offered subject to receipt and acceptance by the Underwriter and to certain other conditions, including the right to reject orders in whole or in part.

    ALZA has granted the Underwriter an option for 30 days after the date of this Prospectus to purchase up to an additional $123,750,000 aggregate principal amount at maturity of LYONs to cover over-allotments, if any, at the initial public offering price less the underwriting discount as set forth on the cover page of this Prospectus, plus accrued Original Issue Discount, if any, accrued from the Issue Date, computed on a semi-annual bond equivalent basis.

    ALZA   has  agreed  to  indemnify  the  Underwriter  against  certain  civil liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriter may be required to make in respect thereof.

    ALZA has agreed with the Underwriter not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of or transfer any securities similar to the LYONs or any Common Stock or any securities convertible into or exercisable or exchangeable for such securities or Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of the Underwriter other than Common Stock issuable upon the exchange of LYONs offered hereby, Common Stock issued or sold pursuant to employee benefit plans and dividend reinvestment plans, Common Stock issued upon exercise of currently outstanding options or warrants, or certain privately issued restricted securities.

    Application has been made to list the LYONs on the New York Stock Exchange.

    The Underwriter has previously marketed (and anticipates continuing to market) securities of other issuers under the trademark "LYONs." The LYONs offered by ALZA hereby contain certain terms and provisions which are different from such other previously marketed LYONs, the terms and provisions of which also vary. See "Description of LYONs."

    From time to time the Underwriter and certain of its affiliates have performed, and may in the future perform, investment banking or financial advisory services for ALZA.

                                 LEGAL MATTERS

    The validity of the issuance of the LYONs offered hereby will be passed upon for ALZA by Heller, Ehrman, White & McAuliffe, Palo Alto, California, ALZA's counsel. Shearman & Sterling, San Francisco, California, will act as counsel to the Underwriter. Mayer, Brown & Platt, Chicago, Illinois, will act as special counsel to the Underwriter and as special United States federal income tax counsel to ALZA. At May 31, 1994, Julian N. Stern, a member of Heller, Ehrman, White & McAuliffe who is also a director and the Secretary of ALZA, owned beneficially 158,645 shares of Common Stock (including options and warrants) and other attorneys in that firm owned, in the aggregate, 700 shares of Common Stock (including warrants).

                                    EXPERTS

    The consolidated financial statements and financial statement schedules of ALZA Corporation and subsidiaries, appearing or incorporated by reference in ALZA's Annual Report (Form 10-K) for the year ended December 31, 1993, have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon incorporated herein by reference. Such consolidated financial statements and financial statement schedules are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

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                                     -------------------------------------------
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                                     -------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ALZA OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR
SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF ALZA SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Available Information..........................           2
Incorporation of Certain Documents by
 Reference.....................................           2
Prospectus Summary.............................           3
Investment Considerations......................           7
Use of Proceeds................................           8
Price Range of Common Stock and Dividend
 Policy........................................           8
Capitalization.................................           9
Description of LYONs...........................          10
Description of Capital Stock...................          20
Certain United States Federal Income Tax
 Considerations................................          21
Underwriting...................................          23
Legal Matters..................................          23
Experts........................................          23

                                  $825,000,000
                                     [LOGO]

                         LIQUID YIELD OPTION-TM- NOTES
                                    DUE 2014
                          (ZERO COUPON--SUBORDINATED)

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                              MERRILL LYNCH & CO.

                                 JUNE   , 1994

                  -TM- Trademark of Merrill Lynch & Co., Inc.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS.


     *1.1  Form of Purchase Agreement between the Registrant and the Underwriter
     *4.1  Form of Certificate for Liquid Yield Option Note (included in Exhibit 4.2)
     *4.2  Form of Indenture between the Registrant and The Chase Manhattan Bank, N.A. as
            Trustee, relating to the LYONs
     *5.1  Opinion of Heller, Ehrman, White & McAuliffe as to legality of LYONs and Common
            Stock
     *8.1  Opinion of Mayer, Brown & Platt with respect to certain tax matters
     12.1  Computation of Ratios of Earnings to Fixed Charges
     23.1  Consent of Ernst & Young, Independent Auditors
    *23.2  Consent of Heller, Ehrman, White & McAuliffe (included in its opinion filed as
            Exhibit 5.1 to this Registration Statement)
    *23.3  Consent of Mayer, Brown & Platt (included in its opinion filed as Exhibit 8.1 to this Registration Statement)
    *24.1  Power of Attorney
    *25.1  Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of The Chase Manhattan Bank, N.A. to act as Trustee under the
            Indenture

------------------------
*     Previously filed.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, State of California, on the 29th day of June, 1994.


                                          ALZA CORPORATION

                                                    /s/ BRUCE C. COZADD
                                          --------------------------------------
                                                     Bruce C. Cozadd
                                            VICE PRESIDENT AND CHIEF FINANCIAL
                                                         OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                          TITLE                        DATE
------------------------------------------------------  ----------------------------------------  -------------

                      ALEJANDRO ZAFFARONI*
     -------------------------------------------        Co-Chairman of the Board and Director     June 29, 1994
               Dr. Alejandro Zaffaroni

                           ERNEST MARIO*                Co-Chairman of the Board, Chief
     -------------------------------------------        Executive Officer and Director            June 29, 1994
                   Dr. Ernest Mario                     (Principal Executive Officer)

     -------------------------------------------        Director                                  June 29, 1994
                   William G. Davis

                        MARTIN S. GERSTEL*
     -------------------------------------------        Director                                  June 29, 1994
                  Martin S. Gerstel

                        ROBERT J. GLASER*
     -------------------------------------------        Director                                  June 29, 1994
                 Dr. Robert J. Glaser

                         DEAN O. MORTON*
     -------------------------------------------        Director                                  June 29, 1994
                    Dean O. Morton

                      RUDOLPH A. PETERSON*
     -------------------------------------------        Director                                  June 29, 1994
                 Rudolph A. Peterson

                           JANE E. SHAW*
     -------------------------------------------        Director                                  June 29, 1994
                     Jane E. Shaw

                            ISAAC STEIN*
     -------------------------------------------        Director                                  June 29, 1994
                     Isaac Stein

                         JULIAN N. STERN*
     -------------------------------------------        Director                                  June 29, 1994
                   Julian N. Stern

                       /s/ BRUCE C. COZADD              Vice President and Chief Financial
     -------------------------------------------        Officer (Principal Financial and          June 29, 1994
                   Bruce C. Cozadd                      Accounting Officer)

                *By/s/BRUCE C. COZADD
            Bruce C. Cozadd, Attorney-in-Fact

                               INDEX TO EXHIBITS


                                                                                                          SEQ. PAGE
EXHIBIT NO.                                         DESCRIPTION                                            NUMBER
-----------  -----------------------------------------------------------------------------------------  -------------

       *1.1  Form of Purchase Agreement between the Registrant and the Underwriter....................
       *4.1  Form of Certificate for Liquid Yield Option Note (included in Exhibit 4.2)...............
       *4.2  Form of Indenture between the Registrant and The Chase Manhattan Bank, N.A. as Trustee,
              relating to the LYONs...................................................................
       *5.1  Opinion of Heller, Ehrman, White & McAuliffe as to legality of LYONs and Common Stock....
       *8.1  Opinion of Mayer, Brown & Platt with respect to certain tax matters......................
       12.1  Computation of Ratios of Earnings to Fixed Charges.......................................
       23.1  Consent of Ernst & Young, Independent Auditors...........................................
      *23.2  Consent of Heller, Ehrman, White & McAuliffe (included in its opinion filed as Exhibit
              5.1 to this Registration Statement).....................................................
      *23.3  Consent of Mayer, Brown & Platt (included in its opinion filed as Exhibit 8.1 to this
              Registration Statement).................................................................
      *24.1  Power of Attorney........................................................................
      *25.1  Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form
              T-1 of The Chase Manhattan Bank, N.A. to act as Trustee under the Indenture.............

------------------------
*Previously filed.